Ex. 99.28(h)(1)(xiv)

Amendment to

Amended and Restated Administration Agreement

Between JNL Investors Series Trust and

Jackson National Asset Management, LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”) and Jackson National Asset Management, LLC, a Michigan limited liability company (the “Administrator”).

Whereas, the Trust and the Administrator (the “Parties”) entered into an Amended and Restated Administration Agreement effective as February 28, 2012, as amended (the “Agreement”), whereby the Administrator agreed to perform certain administrative services to several separate series of shares (each a “Fund”) of the Trust, as listed on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the dissolution of the JNL/PPM America Low Duration Bond Fund, effective December 3, 2020.

Whereas, pursuant to Board approval of the dissolution of the JNL/PPM America Low Duration Bond Fund, the Parties have agreed to amend the Agreement to remove the JNL/PPM America Low Duration Bond Fund and its fees, effective December 3, 2020.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated December 3, 2020, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated December 3, 2020, attached hereto.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective December 3, 2020.

JNL Investors Series Trust		Jackson National Asset Management, LLC

By:	/s/ Kristen K. Leeman	By:	/s/ Mark D. Nerud
Name:	Kristen K. Leeman	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO

Schedule A

Dated December 3, 2020

(List of Funds)

Fund	Class
JNL Government Money Market Fund	Institutional Class
JNL Securities Lending Collateral Fund	Institutional Class

A-1

Schedule B

Dated December 3, 2020

Funds	Assets	Fee
JNL Government Money Market Fund (Institutional Class Shares)	All Assets	0.00%
JNL Securities Lending Collateral Fund (Institutional Class Shares)	All Assets	0.00%

B-1